Exhibit 99.1

Panasonic Energy and Lucid Group Announce Agreement to Supply Lithium-Ion Batteries for Lucid Air Luxury EVs

Global leader in lithium-ion batteries, Panasonic Energy, has agreed to supply batteries for Lucid's full vehicle line-up, including the Lucid Air and upcoming Gravity SUV

OSAKA, JAPAN and NEWARK, CA – December 13, 2022 – Panasonic Energy Co., Ltd., a Panasonic Group company, and Lucid Group, Inc (NASDAQ: LCID) today announced they have entered into multi-year agreements to supply batteries for Lucid’s award-winning luxury electric vehicle, Lucid Air, the fastest-charging, longest range EV on the market, and Lucid’s upcoming Gravity SUV. The agreement marks another milestone in Panasonic’s plans to expand production of lithium-ion EV batteries beyond Japan and into the U.S. with production coming from both a facility in Japan, as well as expected future production from its recently announced battery production facility in De Soto, Kansas.

“Panasonic is a fantastic partner with both innovative technology and depth of experience,” said Peter Rawlinson, Lucid’s CEO and CTO. “This agreement will help us meet the growing demand for lithium-ion batteries as we continue to ramp production of the full Lucid Air line-up in 2023 and expect to begin production of our Gravity SUV in 2024.”

“With the increased electrification of the automotive market, partnerships with technology-leading EV manufacturers such as Lucid are critical to our mission,” said Kazuo Tadanobu, President, CEO of Panasonic Energy Co., Ltd. “This partnership will help us drive growth of the lithium-ion battery industry and accelerate the world towards a net-zero emissions future.”

Panasonic Energy is a global leader in lithium-ion batteries, with a 100-year history of innovation in batteries spanning both battery cell technology and battery business operations. Panasonic Energy plans to expand its production of EV batteries, as the automotive industry shifts to more sustainable electric technologies. The company has contributed to achieving greater efficiency and economies of scale necessary to drive this transformation, and this partnership and the planned facility in Kansas supports the company’s commitment to contribute to society by reducing global carbon emissions.

About Panasonic Energy Co., Ltd.
Panasonic Energy Co., Ltd., established in April 2022 as part of the Panasonic Group’s switch to an operating company system, provides innovative battery technology-based products and solutions globally. Through its automotive lithium-ion batteries, storage battery systems and dry batteries, the company brings safe, reliable, and convenient power to a broad range of business areas, from mobility and social infrastructure to medical and consumer products. Panasonic Energy is committed to contributing to a society that realizes happiness and environmental sustainability, and through its business activities the Company aims to address societal issues while taking the lead on environmental initiatives. For more details, please visit https://www.panasonic.com/global/energy/

About the Panasonic Group
A global leader in developing innovative technologies and solutions for wide-ranging applications in the consumer electronics, housing, automotive, industry, communications, and energy sectors worldwide, the Panasonic Group switched to an operating company system on April 1, 2022 with Panasonic Holdings Corporation serving as a holding company and eight companies positioned under its umbrella. Founded in 1918, the Group is committed to enhancing the well-being of people and society and conducts its businesses based on founding principles applied to generate new value and offer sustainable solutions for today’s world. The Group reported consolidated net sales of 7,388.8 billion yen for the year ended March 31, 2022. Devoted to improving the well-being of people, the Panasonic Group is united in providing superior products and services to help you Live Your Best. To learn more about the Panasonic Group, please visit: https://holdings.panasonic/global/

About Lucid Group

Lucid’s mission is to inspire the adoption of sustainable energy by creating advanced technologies and the most captivating luxury electric vehicles centered around the human experience. The company’s first car, Lucid Air, is a state-of-the-art luxury sedan with a California-inspired design that features luxurious full-size interior space in a mid-size exterior footprint. The Lucid Air Grand Touring features an official EPA estimated 516 miles of range or 1,050 horsepower. Deliveries of Lucid Air, which is produced at Lucid’s factory in Casa Grande, Arizona, are currently underway to U.S. and Canadian customers.

Panasonic Press Contacts:
PanasonicEnergy@porternovelli.com

Lucid Press Contacts:

media@lucidmotors.com

Trademarks

This communication contains trademarks, service marks, trade names and copyrights of Lucid Group, Inc. and its subsidiaries and other companies, which are the property of their respective owners.

Forward-Looking Statements

This communication includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “will,” “shall,” “expect,” “anticipate,” “believe,” “seek,” “target,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict” or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding plans and expectations with respect to Panasonic’s plans to expand production of lithium-ion EV batteries beyond Japan and into the U.S., Lucid’s ability to meet its demand for lithium-ion batteries, timing of production of Lucid’s vehicles, including Lucid Air and Gravity SUV, and the promise of Lucid’s and Panasonic’s technology and partnership. These statements are based on various assumptions, whether or not identified in this communication, and on the current expectations of management of Lucid and Panasonic. These forward-looking statements are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance, or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and may differ from these forward-looking statements. Many actual events and circumstances are beyond the control of Lucid and Panasonic. These forward-looking statements are subject to a number of risks and uncertainties, including those factors discussed under the heading “Risk Factors” in Part II, Item 1A of Lucid’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, as well as other documents Lucid has filed or will file with the Securities and Exchange Commission. If any of these risks materialize or Lucid’s and Panasonic’s assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that Lucid and Panasonic currently do not know or that Lucid and Panasonic currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect Lucid’s and Panasonic’s expectations, plans or forecasts of future events and views as of the date of this communication. Lucid and Panasonic anticipate that subsequent events and developments will cause Lucid’s and Panasonic’s assessments to change. However, while Lucid and Panasonic may elect to update these forward-looking statements at some point in the future, Lucid and Panasonic specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing Lucid’s and Panasonic’s assessments as of any date subsequent to the date of this communication. Accordingly, undue reliance should not be placed upon the forward-looking statements.